                                                                     EXHIBIT 2.1

                     AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made as of September 24, 1998, by and among Charlotte Acquisition Corp., a Delaware corporation ("Charlotte"), BEA Systems, Inc., a Delaware corporation ("BEA"), and WebLogic, Inc., a Delaware corporation ("Seller").

                                    RECITALS

     A. BEA and Seller desire to merge (the "Merger") Charlotte with and into Seller with Seller being the surviving corporation (the "Surviving Corporation") of the Merger.

     B. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and for financial accounting purposes, shall be accounted for as a pooling of interests.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

                                   AGREEMENT

                                   ARTICLE 1
                                    MERGER

     1.1 THE MERGER. Subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined hereinafter), Charlotte will be merged with and into Seller, with Seller being the Surviving Corporation of the Merger and becoming a wholly-owned subsidiary of BEA and the separate corporate existence of Charlotte shall cease.

     1.2 THE CLOSING. Subject to the terms and conditions of this Agreement, the consummation of the Merger and the other transactions contemplated hereby (the "Closing") shall take place on September 30, 1998, at the offices of Morrison & Foerster LLP, 755 Page Mill Road, Palo Alto, California 94304, or such other place and time as the parties may otherwise agree, and the date of the Closing is referred to herein as the "Closing Date."

     1.3 FILING OF MERGER DOCUMENTS; EFFECTIVE TIME. At the Closing, the parties shall cause the Merger to be consummated by executing and filing a duly executed Agreement of Merger and duly executed Certificates of Merger (collectively the "Merger Documents") with respect to the Merger with the Secretary of State of the State of Delaware, in such form as BEA and Seller reasonably determine is required by and in accordance with the relevant provisions of the DGCL. The time upon which such filing becomes effective in accordance with the DGCL is referred to herein as the "Effective Time."

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     1.4  EFFECT OF MERGER. At the Effective Time, the effect of the Merger shall be as provided in the DGCL. Without limiting the generality of the foregoing, at the Effective Time:

          (a) The Certificate of Incorporation and the Bylaws of Charlotte, as in effect immediately prior to the Closing Date, shall become the Certificate of Incorporation of the Surviving Corporation, unless and until amended in accordance with their terms and as provided by law.
          (b) The directors of the Charlotte shall become the directors of the Surviving Corporation, each to hold a directorship in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until his successor is duly elected and qualified, and the parties listed on Schedule
                                                                   --------
1.4 delivered by Seller to BEA concurrent with the execution and delivery
---
of the Agreement shall be the respective officers of the Surviving Corporation as identified on such Schedule 1.4.
                      ------------

     1.5 TAX AND ACCOUNTING TREATMENT. The parties hereto acknowledge and agree that the Merger contemplated hereby is intended to be treated for accounting purposes as a pooling of interests. The parties also acknowledge and agree that the Merger is intended to be a tax-free reorganization under Section 368(a)(2)(E) of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the status of the Merger as a tax-free reorganization under
Section 368 of the Code or as to the effect, if any, that any transaction consummated prior to the Effective Time has or may have on any such tax-free status.

                                   ARTICLE 2
                              CONVERSION OF STOCK

     2.1  CONSIDERATION; CONVERSION OF STOCK.

          2.1.1 For the purposes of the Agreement "Consideration" means 7,606,122 shares of Common Stock $.001 par value per share of BEA ("BEA Common Stock"), subject to adjustment to account for exercises of any Seller Options or Warrants (as defined) subsequent to the date hereof and prior to the Effective Time. At the Effective Time, by virtue of the Merger, and without further action by any person or entity, all of the shares of Seller Stock (as hereinafter defined) issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive (subject to the payment of cash for fractional shares as provided in Section 2.2.3) the Consideration in accordance with Section 2 hereof. All shares of Seller Stock held by Seller as treasury stock shall be canceled and no payment shall be made with respect thereto. Each issued and outstanding share of capital stock of Charlotte shall, at the Effective Time, be automatically converted into one share of Seller Common Stock (as hereinafter defined). For the purposes hereof, the term "Seller Stock" shall mean all issued and outstanding shares of Seller's common stock ("Seller Common Stock") as of the Effective Time,

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

and all issued and outstanding shares of Seller's preferred stock ("Seller Preferred Stock"), as of the Effective Time.

          2.1.2 The Consideration shall be allocated among the holders of shares of Seller Stock outstanding immediately prior to the Effective Time by allocating among the holders of Seller's Common Stock outstanding at the Effective Time that number of shares of BEA Common Stock determined by, multiplying the number of shares of Seller Common Stock held by each such holder by 0.612750 (the "Conversion Factor"). To the extent that any Seller Preferred Stock is not converted into Common Stock prior to the Effective Time and the condition to Closing set forth at Section 7.1.15 shall have been waived by BEA, appropriate allocation of the Consideration shall be made, as Seller shall designate in writing, to the holders of any such unconverted Seller Preferred Stock, and the Conversion Factor and the remaining Consideration allocable to Seller Common Stock shall be adjusted as BEA and Seller shall mutually agree.

     2.2  PAYMENT OF CONSIDERATION.  On the Closing Date:

          2.2.1 Subject to Section 2.2.1, BEA shall issue and deliver to the holders of Seller Stock certificates representing the number of shares of Common Stock comprising the Consideration (other than the Escrowed Shares (as hereinafter defined)) allocated to such stockholders in accordance with Schedule
                                                                        --------
2.2.1 delivered by Seller to BEA concurrent with the execution and delivery of
-----
this Agreement.

          2.2.2 BEA shall authorize one or more persons to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, BEA shall cause the Exchange Agent to mail to all former holders of record Seller Stock instructions for surrendering their certificates representing Seller Stock in exchange for a certificate or certificates representing shares of BEA Common Stock. Upon surrender of a Seller Stock certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by BEA, the holder of such certificate shall be entitled to receive in exchange therefore (subject to Section 2.2.4) a certificate representing that number of whole shares of BEA Common Stock into which the shares of Seller Stock theretofore represented by such certificate so surrendered shall have been converted pursuant to the provisions of this Agreement, and the certificate so surrendered shall forthwith be canceled. Until surrendered in accordance with the provisions of this Section, each Seller Stock certificate shall represent for all purposes shares of BEA Common Stock. BEA Common Stock into which Seller Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time. If any BEA Common Stock certificates are to be issued in a name other than that in which the Seller Stock certificate surrendered is registered, it shall be a condition of such exchange that the person requesting such exchange shall deliver to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of BEA Common Stock in a name other than that of the registered holder of the certificate surrendered or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

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          2.2.3  No certificates representing fractional shares of BEA Common
Stock shall be issued upon the surrender or exchange of Seller Stock certificates. No fractional interest shall entitle the owner to vote or to any rights of a security holder. In lieu of fractional shares, each holder of shares of Seller Stock who would otherwise have been entitled to a fractional share of BEA Common Stock, will receive upon surrender of a Seller Stock certificate or certificates, as the case may be, an amount in cash (without interest) determined by multiplying such fraction by the Closing Market Value. BEA shall not be liable to any holder of shares of Seller Stock for any cash in lieu of fractional interests delivered to a public official pursuant to applicable escheat or abandoned property laws. For purposes of this Agreement, "Closing Market Value" of BEA Common Stock means the average of the closing prices of Common Stock as reported by the Nasdaq National Market for the five trading days ending on the trading day prior to the Closing Date.

          2.2.4 BEA shall deposit 10% of the aggregate number of shares of BEA Common Stock comprising the Consideration (the "Escrowed Shares") with State Street Bank and Trust Company of California, N.A. (the "Escrow Agent") to be held and disbursed by the Escrow Agent in accordance with the form of escrow agreement (the "Escrow Agreement") attached hereto as Exhibit 2.2.4.
                                                      -------------

     2.3  OPTIONS.

          2.3.1 At the Effective Time, any and all outstanding and unexercised Employee Options (as hereinafter defined) shall cease to represent a right to acquire shares of Seller Common Stock and shall be converted automatically into an option to purchase shares of BEA Common Stock in an amount and at an exercise price determined as provided below:

                (a) The number of shares of BEA Common Stock subject to the new option shall be equal to the product of the number of shares of Seller Common Stock subject to the original option and the Conversion Factor, provided that any fractional shares of BEA Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

                (b) The exercise price per share of BEA Common Stock under the new option shall be equal to the quotient obtained by dividing the exercise price per share of Seller Common Stock under the original option by the Conversion Factor, provided that such exercise price shall be rounded up to the nearest cent.

          2.3.2 The adjustment provided herein with respect to any options that are "incentive stock options" (as defined in the Code) shall be and is intended to be effected in a manner consistent with Section 424(b) of the Code. The duration and other terms of the new option shall be the same as the original option as modified by Section 2.3.1 except that all references to Seller shall be deemed to be references to BEA.

          2.3.3 Prior to the Closing Date and except for any Employee Options and Assumed Warrants (as hereinafter defined), Seller shall cause all outstanding Warrants and Options (as hereinafter defined), to be exercised (and all shares of Seller Common Stock required

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to be issued pursuant to such exercise to be validly and fully issued as fully paid, nonassessable shares) or terminated, such that, as of the Effective Time,
(a) no options, warrants or other rights to acquire any shares of Seller's capital stock or any securities convertible into shares of Seller's capital stock are outstanding, and (b) no person or entity other than the holders of Seller Stock shall have any right, title or interest in or to the ownership of Seller or any securities issued by Seller, all of which holders shall have no such, right, title or interest in or to Seller, other than their ownership of Seller Stock.

     2.4 WARRANTS. At the Effective Time, BEA shall assume each of the Assumed Warrants and be subject to and bound by the conditions and obligations of Seller set forth therein, whereby the Assumed Warrants shall cease to represent a right to acquire shares of Seller Common Stock and shall be converted into warrants to purchase shares of BEA Common Stock in an amount and at an exercise price in accordance with the terms thereof.

     2.5 APPRAISAL RIGHTS. If holders of any shares of Seller Stock (i) are entitled to dissent from the Merger and demand appraisal of any such Seller Stock in accordance with the provisions of the DGCL concerning the right of such holders to dissent from the Merger and demand appraisal of their Seller Stock or
(ii) have properly exercised dissenters rights with respect to their Seller Stock in accordance with Section 1300 of the California General Corporation Law ("CGCL") ("Dissenting Holders"), any Seller Stock held by a Dissenting Holder as to which appraisal has been so demanded or for which such dissenter's rights have been properly exercised ("Excluded Shares") shall not be converted as described in Section 2.1, but shall, from and after the Closing, represent only the right to receive such consideration as may be determined to be due to such Dissenting Holder pursuant to the DGCL or CGCL, as applicable; provided, however, that each share of Seller Stock held by a Dissenting Holder who shall, after the Closing, withdraw his demand for appraisal or lose his right of appraisal with respect to such shares of Seller Stock, in either case pursuant to the DGCL or CGCL, as applicable, shall not be deemed Excluded Shares but shall be deemed to be converted, as of the Effective Time, into the right to receive BEA Common Stock in accordance with Section 2.1 hereof. Seller shall give BEA (i) prompt notice of any written demands under Section 1300 of the CGCL with respect to any shares of capital stock of Seller, any withdrawal of any such demands and any other instruments served pursuant to the CGCL and received by Seller and (ii) the right to participate in all negotiations and proceedings with respect to any demands under Section 1300 of the CGCL with respect to any shares of capital stock of Seller. Seller shall cooperate with BEA concerning, and shall not, except with the prior written consent of BEA, voluntarily make any payments with respect to, or offer to settle or settle, any such demands.

                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to BEA and Charlotte that the following facts and circumstances are true and correct, as of the date of this Agreement, subject to the limitations and exceptions set forth on Schedule 3
                                                                  ----------
delivered by Seller to BEA concurrent with the execution and delivery of this Agreement (the "Seller Disclosure Schedule"). Whenever the term "to Seller's

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knowledge" or similar expression appears in any representation or warranty in this Article 3, it means to the actual knowledge of Seller's directors and executive officers, after reasonable inquiry and investigation where specified. Whenever the term "Seller has received no notice" or like expression appears in any representation or warranty in this Article 3, it means that none of Seller's directors and executive officers has received actual oral or written notice of the matter to which such term is applied, after having made reasonable inquiry as to whether notice has been received where specified.

     3.1 ORGANIZATION. Seller: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has all necessary corporate power to own and lease its properties, to carry on its business as now being conducted and to enter into and perform this Agreement and all of the other documents and agreements contemplated hereby; and (iii) is qualified to do business in all jurisdictions in which the failure to so qualify would have a material adverse effect on the business, operations or financial condition of Seller. Seller has no Subsidiaries (as hereinafter defined) and holds no right, title or interest in or to any other corporation, company, partnership, trust, limited liability company or other entity.

     3.2 AUTHORITY AND CONSENTS. The execution and performance of this Agreement and the other documents to be executed by Seller pursuant to the terms hereof will not result in a violation of Seller's Certificate of Incorporation or Bylaws. Seller has full power and authority (corporate and otherwise) to enter into this Agreement and the other documents to be executed by Seller pursuant to the terms hereof and to carry out the transactions contemplated by this Agreement and such other documents. This Agreement and the other documents to be executed by Seller pursuant to the terms hereof and their execution and delivery to Charlotte and BEA have been duly authorized by the Board of Directors of Seller, and, subject to Section 5.4, no further corporate action prior to the Closing shall be necessary on the part of Seller or its stockholders to effect the Merger. This Agreement and the other documents to be executed by Seller pursuant to the terms hereof do and will constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject as to enforcement only: (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally; and (ii) to general principles of equity.

     Seller has delivered to BEA true, complete and correct copies of (i) its Certificate of Incorporation, as amended to date, certified by the appropriate official of the jurisdiction of incorporation, (ii) its Bylaws, as amended to date, and (iii) its stock ledger, in each case, certified by Seller's corporate secretary. The Certificate of Incorporation and Bylaws of Seller are in full force and effect and Seller is in material compliance with the provisions thereof.

     3.3  CAPITALIZATION AND TITLE TO SHARES.

          3.3.1 Seller is authorized to issue eighteen million (18,000,000) shares of Seller Common Stock, of which five million five hundred eight-five thousand three hundred seventy-three (5,585,373) shares are issued and outstanding, and seven million (7,000,000) shares of Seller Preferred Stock are issuable in series. Of such Seller Preferred Stock, four hundred thousand (400,000) shares have been designated Series A Stock, of which four hundred thousand (400,000) shares are issued and outstanding; six hundred thousand (600,000) shares have been designated as Series B Stock, of which five hundred eighty-one thousand eight hundred (581,800) shares are issued and outstanding; and six million (6,000,000) shares have been designated as Series C Stock, of which five million eight hundred forty-five thousand nine hundred twenty (5,845,920) shares are issued and outstanding. Such shares are owned of record by the persons and in the amounts set forth on Section 3.3.1 of the Seller Disclosure Schedule. No other class of capital stock of Seller is authorized or outstanding. All of the issued and outstanding shares of Seller's capital stock are duly authorized and are validly issued, fully paid, nonassessable and free of pre-emptive rights. None of the issued and outstanding shares of Seller have been issued in violation of any federal or state law or any preemptive rights or rights to subscribe for or purchase securities.

          3.3.2 Section 3.3.2 of the Seller Disclosure Schedule includes a true and complete list of all outstanding rights, subscriptions, warrants, calls, preemptive rights, options or other agreements of any kind to purchase or otherwise receive from Seller any shares of the capital stock or any other security of Seller, and all outstanding securities of any kind convertible into or exchangeable for such securities (all such rights, subscriptions, warrants, calls, options, agreements and convertible securities, collectively, "Warrants and Options"). True and complete copies of all instruments (or the form of such instruments) referred to in this Section 3.3.2 have been previously furnished to BEA. There are no stockholder agreements, voting trusts, proxies or other agreements or understandings with respect to the outstanding shares of capital stock of Seller to which Seller is a party. Except for options granted pursuant to the Company's 1996 Stock Plan ("Employee Options") and the Warrants set forth in Section 3.3 of the Seller Disclosure Schedule defined therein as Assumed Warrants (the "Assumed Warrants"), all outstanding unexercised Warrants and Options shall terminate at the Effective Time.

          3.3.3 Seller does not own beneficially any shares of capital stock of BEA.

     3.4 TITLE TO ASSETS. Seller has good and marketable title to all of its tangible and intangible assets and properties reflected as owned on the Audited Financial Statements (as defined hereinafter), except for assets sold in the ordinary course of business since the date of the Audited Financial Statements, and all such assets and properties are free and clear of all liens, charges, encumbrances and security interests, except for (w) any lien for current taxes not yet due and payable, (y) any statutory liens and (z) minor liens that have arisen in the ordinary course of business that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Seller (collectively, "Liens").

     3.5 PROPERTIES. Seller does not own any real property and does not have any options or contractual obligations to purchase or acquire any interest in real property other than leasehold interests. Seller has a valid leasehold interest in all of the buildings, structures and leasehold improvements, and owns or has a valid leasehold interest in all equipment and other tangible property used in the conduct of its business, all of which are in good and sufficient operating condition and repair, ordinary wear and tear excepted. There is no equipment located on the premises of Seller that is on loan from another party.

                                      -7-
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     3.6  CONSENTS AND APPROVALS OF GOVERNMENT AUTHORITIES. Except for the
filing of the Merger Documents and the consent of Seller's stockholders, no consent, approval or authorization of, or declaration, filing, notice or registration with, any governmental agency, regulatory authority or other Person (as defined hereinafter) is required in connection with the execution, delivery and performance of this Agreement or any of the other documents contemplated hereby by Seller or the consummation of the transactions contemplated herein and therein.

     3.7 ACCOUNTS RECEIVABLE/PREPAYABLE. Subject to the allowances with respect to accounts receivable set forth on the August 31, 1998 balance sheet included in the Interim Financial Statement (as such allowances shall have changed since August 31, 1998 in a manner consistent with past practices to reflect activity since that date), all accounts receivable reflected on such balance sheet and all accounts receivable arising subsequent thereto on or prior to the Closing Date and not yet collected, have arisen in the ordinary course of business of Seller, represent valid and enforceable obligations due to Seller, have been and are fully collectible in the ordinary course of business in the aggregate recorded amounts thereof in accordance with their terms and are, to the knowledge of the Seller, subject to no set-off, counterclaim or future performance obligation on the part of Seller.

     3.8 CONTRACTS AND OTHER AGREEMENTS. The Seller Disclosure Schedule sets forth a list of the following contracts and other agreements to which Seller is a party or by or to which Seller or Seller's assets or properties are bound or subject:
          (a) any agreement or series of related agreements requiring aggregate payments after the date hereof by or to Seller of more than $100,000;

          (b) any agreement with or for the benefit of any current or former officer, director, stockholder, employee or consultant of Seller;

          (c) any agreement with any labor union or association representing any employee of Seller;

          (d) any agreement for the purchase or sale of materials, supplies, equipment, merchandise or services that contain an escalation, renegotiation or redetermination clause or that obligate Seller to purchase all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases of a particular product from a supplier;

          (e) any agreement for sale of any of the assets or properties of Seller other than in the ordinary course of business or for the grant to any person of any options, rights of first refusal, or preferential or similar rights to purchase any such assets or properties;

          (f) any partnership or joint venture agreement;

          (g) any agreement of surety, guarantee or indemnification, other than agreements in the ordinary course of business with respect to obligations in an aggregate amount not in excess of $50,000;

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

          (h) any agreement containing covenants of Seller not to compete in any line of business, in any geographic area or with any person or covenants of any other person not to compete with Seller or in any line of business of Seller;

          (i) any agreement granting or restricting the right of Seller to use any Intellectual Property (as defined hereinafter), except for any Intellectual Property that is licensed to Seller under any third party software license generally available to the public at a cost of less than $50,000;

          (j) any agreement with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

          (k) any agreement with any holder of securities of Seller as such (including, without limitation, any agreement containing an obligation to register any of such securities under any federal or state securities laws);

          (l) any agreement obligating Seller to deliver services or product enhancements or containing a "most favored nation" pricing clause;

          (m) any agreement relating to the acquisition by Seller of any operating business or the capital stock of any other person;

          (n) any agreement requiring the payment to any person of a brokerage or sales commission or a finder's or referral fee in connection with the transactions contemplated by this Agreement (other than arrangements to pay commission or fees to employees in the ordinary course of business);

          (o) any agreement or note relating to or evidencing outstanding indebtedness for borrowed money, other than agreements entered into in the ordinary course of business for amounts not exceeding $50,000;

          (p) any lease, sublease or other agreement under which Seller is lessor or lessee of any real property or equipment or other tangible property with respect to obligations in excess of $50,000; and

          (q) Except for agreements to provide maintenance, upgrades, bug fixes, error corrections or similar work product that are ordinary and customary for the software industry and that are related to the Seller products which have been delivered as of the date hereof, any agreement that requires Seller to deliver, or undertake the development of, any new product, customized product, substantial upgrade, new version or similar work product where such delivery or development requires Seller to utilize substantial personnel or financial resources.

          (r) any other material agreement not made in the ordinary course of business.

          True and complete copies of all the contracts and other agreements (and all amendments, waivers or other modifications thereto) set forth on the Seller Disclosure Schedule have been made available to BEA. Each of such contracts is valid, subsisting, in full force and effect, binding upon Seller, and to the knowledge of Seller, binding upon the other parties thereto in accordance with their terms, and Seller is not in default under any of them, nor, to the best knowledge of Seller, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both, would constitute a default thereunder, except, in each case, such defaults as would not, individually or in the aggregate, have a material adverse effect on the business of Seller.

     3.9  COMPLIANCE WITH LAWS.

          3.9.1 Seller has all licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body required for the conduct of the business of Seller, except where not having such license, permit, franchise, order or approval would not result in a material adverse effect on business, operations or financial condition of Seller (collectively, "Permits"); such Permits are in full force and effect; and no proceeding is pending or, to the knowledge of Seller, threatened to revoke or limit any Permit.

          3.9.2 Except where such violation would not have a material adverse effect on the business, operations or financial condition of Seller, Seller is not in violation of any applicable law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body. Seller has not received notice of, and there has not been any citation, fine or penalty imposed against Seller for, any such violation or alleged violation.

     3.10 BANK ACCOUNTS AND POWERS OF ATTORNEY. Section 3.10 of the Seller Disclosure Schedule identifies all bank and brokerage accounts of Seller, whether or not such accounts are held in the name of Seller, lists the respective signatories therefor and lists the names of all persons holding a power of attorney from Seller and a summary of the terms thereof.

     3.11 AGREEMENT WILL NOT CAUSE BREACH OR VIOLATION. Neither the execution nor delivery of this Agreement or the other documents contemplated hereby by Seller, nor performance by Seller of the terms and provisions of this Agreement or such other documents will (a) conflict with or result in a breach or violation of any of the terms, conditions or provisions of any Permit or any judgment, order, injunction, decree, regulation or ruling of any court or governmental authority to which Seller or any assets of Seller are subject or of any contract to which Seller is a party or any agreement, contract, or commitment to which Seller is a party or by which it is bound, except where such conflict, breach or violation would not have a material adverse effect on the business, operations or financial condition of Seller, or (b) give any person or entity the right to terminate or modify any material contract to which Seller is a party, or accelerate any material obligation or indebtedness of Seller thereunder.

     3.12 FINANCIAL STATEMENTS. Seller has previously delivered to BEA (i) the audited consolidated financial statements of Seller at December 31, 1997 (including the footnotes thereto) (the "Audited Financial Statements"), and (ii) the unaudited balance sheet of Seller (the "Interim Balance Sheet") at August 31, 1998, and related statement of operations and cash flows for the period then ended (the "Interim Financial Statements"). Such financial statements referred to in this section are collectively referred to herein as the "Financial Statements." The Interim Financial Statements have been prepared from, and are in accordance with, the books and records of Seller and present fairly, in all material respects, the financial position and the results of operations of Seller as of the dates and for the periods indicated, in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved except as otherwise stated therein, and subject, in the case of the Interim Financial Statements, to normal year end audit adjustments, which are not, in the aggregate, material and to the absence of notes as may be required by GAAP.

     3.13 NO UNDISCLOSED LIABILITIES. Seller has no liabilities or obligations of any nature required to be disclosed as liabilities on a balance sheet prepared in accordance with GAAP except (a) liabilities which are fully reflected or reserved against in the Financial Statements, and (b) liabilities incurred in the ordinary course of operation of the business of Seller since the date of the Audited Financial Statements.

     3.14 CUSTOMERS. Section 3.14 of the Seller Disclosure Schedule sets forth the ten (10) customers who accounted for the largest sales of Seller, for each of Seller's 1996 and 1997 fiscal years (the "Customers"). No Customer has canceled or otherwise terminated its relationship with Seller, or has during fiscal year 1998 to date decreased materially its purchase of the services of Seller. Seller does not know of any plan or intention of any Customer, and has not received any written threat or notice from any Customer, to terminate, cancel or otherwise materially and adversely modify its relationship with Seller or to decrease materially or limit its purchase of the services or products of Seller.

     3.15 TRANSACTIONS WITH MANAGEMENT. No officer of Seller has (whether directly or indirectly through another entity in which such person has an interest, other than as the holder of less than 1% of a class of securities of a publicly traded company) any interest in (a) any property or assets of Seller (except as a stockholder) or (b) to Seller's knowledge, any current competitor, customer or supplier of Seller or (c) to Seller's knowledge, any person which is currently a party to any contract with Seller involving any amount in excess of $50,000.

     3.16 ABSENCE OF CERTAIN CHANGES. Since August 31, 1998, there have been no material changes in the condition, financial or otherwise, of any of the assets or any of the liabilities, business, prospects or operations of Seller or the business of Seller, other than changes which in the aggregate have not been materially adverse to the business, finances or operations of Seller. Without limiting the foregoing, since August 31, 1998 other than in the ordinary course of business:

          (a) Seller has not materially altered the nature of the business of Seller as carried on or made any material change in the products and services it supplies;

          (b) Seller has not borrowed or agreed to borrow any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any material obligation or liability for borrowed money, except payables incurred in the ordinary course of business and consistent with past practice;

          (c) Seller has not paid, discharged or satisfied any claim, liability or obligation other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities or obligations reflected or reserved against in the Interim Balance Sheet or trade payables incurred in the ordinary course of business and consistent with past practice;

          (d) Seller has not permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Lien of any kind;

          (e) Seller has not written down the value of any inventory or written off as uncollectible any notes or accounts receivable, except for write-downs and write-offs in the ordinary course of business and consistent with past practice, none of which is material;

          (f) Seller has not cancelled any debts or waived any claims or rights of substantial value, waived any statute of limitation or sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except sales of immaterial assets in the ordinary course of business and consistent with past practice;

          (g) Seller has not licensed or disposed of or permitted to lapse any rights to the use of any Seller Intellectual Property;

          (h) Seller has not granted any increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee;

          (i) Seller has not made any capital expenditure or commitment therefor in excess of $50,000 individually or in the aggregate;

          (j) Seller has not paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers, directors or any Affiliate (as defined hereinafter) or associate of any of its officers, directors or stockholders;

          (k) Seller has not made any change in the accounting policies or practices of Seller;

          (l) Seller has not issued any shares of its capital stock or any other securities or made any redemption or other acquisition of any capital stock of Seller or any declaration, setting aside, or payment of any dividend or distribution of any kind with respect to any shares of capital stock of Seller except pursuant to the exercise of any outstanding Warrants and Options;

          (m) there have been no losses or damage to any of Seller's assets due to fire or other casualty, whether or not insured, amounting to more than $50,000, in the aggregate; and

          (n) Seller has not agreed, whether in writing or otherwise, to do any of the foregoing.

     3.17 INTELLECTUAL PROPERTY.

          3.17.1 Section 3.17.1 of the Seller Disclosure Schedule contains a list of all patents, patent applications, trademarks (whether registered or unregistered), trademark applications, service marks (whether registered or unregistered), service mark applications, copyrights (whether registered or unregistered) and copyright applications owned by or filed in the name of the Seller (the "Owned Intellectual Property"), specifying as to each, as applicable: (i) the nature of such Intellectual Property; (ii) the other owner(s) of such Intellectual Property, for any Intellectual Property that is jointly owned by the Seller and any other Person that is not an Affiliate of the Seller; (iii) the jurisdictions by or in which such Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) licenses, sublicenses and other agreements to which the Seller is a party and pursuant to which any Person is authorized to use such Intellectual Property, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

          3.17.2 The Seller owns or licenses all Intellectual Property necessary to conduct business to the same extent and in substantially the same manner as presently conducted and as presently proposed by the Seller to be conducted (the "Seller Intellectual Property"). The Seller Intellectual Property will be owned by the Seller, or the Seller will have right for use thereof on identical terms and conditions immediately subsequent to the Closing. No Owned Intellectual Property is involved in any interference or re-examination or cancellation or opposition proceeding and the Seller has not been notified or alerted that any such proceeding will hereafter be commenced. Except as set forth in Section
3.17.2 of the Seller Disclosure Schedule, to the Seller's knowledge, after reasonable inquiry, the Seller has no reasonable legal basis for provoking or initiating an interference or opposition proceeding with respect to any Intellectual Property held or used by others, and has no reasonable basis for believing that any of Seller Intellectual Property, owned exclusively or jointly by Seller, is being infringed by others.

          3.17.3 The Seller has not been notified (after having made reasonable inquiry as to whether notice has been received) that it is a defendant in any action, suit, investigation or proceeding relating to, any alleged claim of infringement by the Seller Intellectual Property, and no Seller Intellectual Property infringes or misappropriates Intellectual Property of any other Person. Seller has no knowledge, after reasonable inquiry, of any continuing infringement by any other Person of any Seller Intellectual Property owned, exclusively or jointly, by Seller. Except as set forth on Section 3.17.3 of the Seller Disclosure Schedule, the Seller has not entered into any agreement to indemnify any other Person against any charge of infringement, misappropriation or other conflict with respect to any Intellectual Property.

          3.17.4 The Seller has delivered to BEA correct and complete copies of any Seller patents, registrations, applications, licenses, agreements, and permissions (as amended to date) relating to Owned Intellectual Property and has made available to BEA correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such Owned Intellectual Property. With respect to all Seller Intellectual Property, to Seller's knowledge, after reasonable inquiry:

          (a) all patents, copyrights and trademarks included in the Owned Intellectual Property are valid and in full force and all applications listed on
Section 3.17.1 of the Seller Disclosure Schedule as pending have been prosecuted in good faith as required by law and are in good standing;

          (b) Seller possesses all right, title and interest in the Owned Intellectual Property and any other Seller Intellectual Property not jointly owned or licensed from any other Person and, except as set forth in Section
3.17.4 of the Seller Disclosure Schedule, no Person that is not party to a non-disclosure agreement with Seller, a copy of which has been provided to BEA, has been provided by Seller access to or has any rights to, contingent or otherwise (including without limitation any rights under any source code escrow or similar agreement), any portion of the Seller Intellectual Property that is source code and is owned by Seller;

          (c) the Owned Intellectual Property, and the other Seller Intellectual Property owned by Seller either exclusively or jointly with others, or licensed exclusively from any other Person, is not subject to any outstanding Lien, judgment, order, decree, stipulation, injunction, or charge; and

          (d) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending or to the knowledge of the Seller (and Seller employees with responsibility for intellectual property matters) is threatened which challenges the legality, validity, enforceability, use, or ownership of the Owned Intellectual Property or the other Seller Intellectual Property owned by Seller, either exclusively or jointly with any other Person, or licensed exclusively from any other Person.

          3.17.5 To the Seller's knowledge, after reasonable inquiry, no employee of the Seller is subject to any secrecy or noncompetition agreement or any agreement or restriction of any kind that would impede in any material way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Seller as currently operated and as presently proposed to be operated by the Seller. To the Seller's knowledge, after reasonable inquiry, no third party has claimed that any person employed by or affiliated with the Seller has violated or may be violating any of the terms or conditions of his past employment, noncompetition or nondisclosure agreement with such third party, or disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. Each current employee, officer and consultant of the Seller has executed a proprietary information and inventions agreement substantially in the form provided to BEA. The Seller, after reasonable investigation, is not aware that any of its employees are in violation of any such agreement.

          3.17.6 To the knowledge of the Seller, after reasonable inquiry, the Software is free from significant programming errors and operates in substantial conformity with its user documentation and other descriptions and standards applicable thereto provided by the Seller, and except as set forth on Section 3.17.6 of the Seller Disclosure Schedule, the Software does not contain any known virus, timer, clock, counter, or other limiting design, instruction or routine, that would, without the user's knowledge and consent, erase data or programming code or become inoperable or otherwise incapable of being used in the full manner for which it was designed and created ("Harmful Code").

     3.18 PRODUCT WARRANTIES AND RETURNS. Except as set forth on Section 3.18 of the Seller Disclosure Schedule Seller has not made any express warranties or guarantees relating to its products that will be in effect as of the Closing Date. During the twelve (12) month period ended on August 31, 1998, Seller has received no customer complaints pursuant to which Seller gave a credit or accepted a product return for a refund in either case in excess of $10,000.

     3.19 LITIGATION. Seller is not a party to any pending or, to Seller's knowledge after reasonable inquiry, threatened action, suit, arbitration, mediation, proceeding or investigation, at law or in equity or otherwise in, for or by any court or other governmental body or any arbitration, mediation or similar forum (collectively, "Litigation"); nor, to Seller's knowledge, does any basis exist for any such Litigation. Seller is not subject to any decree, judgment or order of any court or other governmental body which could have a material adverse effect on the condition, financial or otherwise, of any of Seller's assets or the business of Seller or which could prevent the transactions contemplated by this Agreement.

     3.20 PERSONNEL. Section 3.20 of the Seller Disclosure Schedule lists: (i) all Employee Plans (as defined below) and all contracts or agreements with directors, officers, employees or unions, or consulting agreements, to which Seller is a party or it or its assets are subject as of the date of this Agreement; (ii) the names, salary rates, bonuses paid during the last fiscal year, and accrued vacation and sick leave for all the employees of Seller as of August 31, 1998; and (iii) all group insurance programs in effect for employees of Seller. Seller is not in default with respect to any of the obligations so listed, except where such default would not have a material adverse effect on the business, operations or financial condition of Seller. Seller has delivered to BEA true, complete and correct copies of all Employee Plans. Seller has no union contracts or collective bargaining agreements with, or any other obligations to, employee organizations or groups, nor is Seller currently engaged in any labor negotiations except in minor grievances not involving any employee organization or group, nor, to the knowledge of Seller, is Seller the subject of any union organization. There is no pending or, to Seller's knowledge, threatened labor dispute, strike or work stoppage affecting the business of Seller. All plans described on Section 3.20 of the Seller Disclosure Schedule are in full compliance with applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and regulations issued under ERISA, except where such noncompliance would not have a material adverse effect on the business, operations or financial condition of Seller, and there is no unfunded liability with respect to such plans. Section 3.20 of the Seller Disclosure Schedule also lists the amount payable to employees of Seller under other fringe benefit plans. The term "Employee Plan" shall mean all present and prior (including terminated and transferred) plans, programs, agreements, arrangements and methods of contributions or compensation (including all amendments to and components of the same, such as a trust with respect to a plan) providing any remuneration or
benefits, other than current cash compensation, to any current or former employee of Seller or to any other person who provides services to Seller, including, without limitation, pension, retirement, profit sharing, percentage compensation, stock purchase, stock option, bonus and non-qualified deferred compensation plans, disability plans, medical plans, dental plans, workers compensation, health insurance, life insurance or other death benefits, incentive plans, severance plans, vacation benefits and fringe benefits.

     3.21 OSHA. Without limiting Section 3.9, Seller and the business of Seller have at all times been in compliance with and have not violated any federal, state or local statutes, laws, regulations or rules relating to occupational health or safety, including, without limitation, the rules and regulations of the Occupational Safety and Health Administration ("OSHA"), except where such noncompliance would not have a material adverse effect on the business, operations or financial condition of Seller. No investigation or claim has at any time been commenced or pending against Seller or the business of Seller by OSHA or any similar state or local agency. To the knowledge of Seller no claim has at any time been made by any current or former employee of Seller relating to occupational health or safety.

     3.22 TAXES. All tax returns required to be filed prior to the date hereof with respect to the Seller and the business of Seller have been timely filed, each such tax return is true, accurate and complete in all material respects. Seller has timely paid all taxes due on such returns and any subsequent assessments with respect thereto. All taxes due and payable prior to the Closing Date by or with respect to Seller or the business of Seller for the periods prior to the Closing Date have been or will be paid by Seller prior to the Closing or reserves have been established therefore in the Interim Financial Statements. With respect to each taxable period of Seller, (i) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of taxes has been asserted or assessed by any taxing authority against Seller; (ii) Seller has no pending consent to extend the time in which any taxes may be assessed or collected by any taxing authority; (iii) Seller has not requested or been granted an extension of the time for filing any tax return to a date later than the Closing; (iv) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, pending or, to the knowledge of Seller threatened against Seller with respect to taxes; (v) there are no Liens for taxes (other than for current taxes not yet due and payable) upon any of Seller's assets; and (vi) true, correct and complete copies of all income and sales tax returns filed by or with respect to Seller for the past three years have been furnished or made available to BEA. Seller has not agreed to, or is not required to, make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

     3.23 INSURANCE. Section 3.23 of the Seller Disclosure Schedule constitutes a list of all insurance policies and bonds in force with respect to Seller or Seller's assets showing for each such policy or bond: (i) the owner and loss-payee; (ii) the coverage of such policy or bond; (iii) the amount of premium properly allocable to such policy or bond; (iv) the name of the insurer; and (v) the termination date of the policy or bond. Copies of all such insurance policies and bonds have been made available to BEA. All such insurance policies and bonds are in full force and effect. The insurance coverage provided by such policies and bonds is of the type and in the amounts customarily carried by Persons conducting businesses similar to the business of Seller as presently conducted and in accordance with good business practices.

     3.24 ENVIRONMENTAL LIABILITY. Without limiting Section 3.9, at all times Seller has complied with all applicable environmental and hazardous waste laws, orders, regulations, rules and ordinances adopted, imposed or promulgated by any governmental or regulatory entity having jurisdiction over any property owned or leased by Seller, except where such noncompliance would not have a material adverse effect on the business, operations or financial condition of Seller. Neither Seller, to the knowledge of Seller, nor any portion of any property owned or leased by Seller is in violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene, worker safety, environmental protection, hazardous materials or waste or toxic materials, except where such violation would not have a material adverse effect on the business, operations or financial condition of Seller. To the knowledge of Seller, prior to the date hereof, there has been no spill, release or discharge of any Hazardous Materials (as defined below) by Seller on, under or about any property owned or leased by Seller and no current use by Seller of any property owned or leased by Seller constitutes a public or private nuisance. All material environmental licenses, permits, clearances, covenants and authorizations required for the business of Seller have been obtained by Seller and are in full force and effect. Any handling, generation, transportation, storage, treatment or use of Hazardous Material by Seller that has occurred on or about any property owned or leased by Seller has been in compliance with all laws, regulations and orders relating to Hazardous Materials, except where such noncompliance would not have a material adverse effect on the business, operations or financial condition of Seller. As used herein, the term "Hazardous Materials" means any hazardous or toxic substance, material or waste which is or becomes regulated by any local government authority, the State of Delaware, any other state or the United States Government. To the knowledge of Seller, all property owned or leased by Seller, including, without limitation, the soil and groundwater on or under such property, is free of Hazardous Materials. No notification of release of Hazardous Materials pursuant to applicable law has been received by Seller as to any of such property. No wastes generated by Seller have ever been sent directly or indirectly to any site listed or formally proposed for listing federal or state list of hazardous substances sites requiring investigation or clean-up. Seller has not received from any governmental authority or third party any requests for information, notices of claim, demand letters, or other notification that they or it are or is or may be potentially responsible with respect to any investigation or clean-up of Hazardous Materials. Seller has no knowledge of any fact or circumstance that could involve Seller or BEA in any environmental litigation or proceeding or impose any environmental liability upon Seller or BEA.

     3.25 PRODUCTS.

          3.25.1 Except where such noncompliance or nonconformance would not have a material adverse effect on the business, operations or financial condition of Seller, each of the products produced, developed or sold by the Seller is, and at all times up to and including the sale thereof by the Seller has been (a) in compliance in all material respects with all applicable federal, state, and local laws and regulations and (b) conforms in all material respects to any promises or affirmations of fact made on the container or label for such product or in connection with its sale, subject to returns, repairs, defects and allowances consistent with past practice.

          3.25.2 Section 3.25.2 of the Seller Disclosure Schedule contains a list of all proprietary software developed by the Seller and currently sold, licensed or otherwise used by the Seller in its business (the "Software"). When used on a compatible, Year 2000 Compliant operating system platform with compatible, Year 2000 Compliant database software, the Software containing or calling on a calendar function (including, without limitation, any function indexed to the CPU clock) and any function providing specific dates or days is Year 2000 Compliant, except where any inaccurate dates and calculations would not have a material adverse effect on the business, operations or financial condition of Seller.

     3.26 REPRESENTATIONS COMPLETE. The representations and warranties of Seller contained in this Article 3 do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make such representations and warranties, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE 4
              REPRESENTATIONS AND WARRANTIES OF CHARLOTTE AND BEA

     Charlotte and BEA hereby, jointly and severally, represent and warrant to Seller and for the benefit of holders of Seller's Stock that the following facts and circumstances are true and correct:

     4.1 AUTHORIZATION; ETC. Each of Charlotte and BEA: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has all necessary corporate power to own and lease its properties, to carry on its business as now being conducted and to enter into and perform this Agreement and all of the other documents and agreements contemplated hereby; and (iii) is qualified to do business in all jurisdictions in which the failure to so qualify would have a material adverse effect on the business, operations or financial condition of Charlotte or BEA, as applicable. Each of Charlotte and BEA has full power and authority (corporate or otherwise) to enter into this Agreement and the other documents contemplated hereby and to carry out the transactions contemplated hereby and thereby. Each of Charlotte and BEA has taken all required action by law to authorize the execution and delivery of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, and this Agreement and the other documents contemplated hereby is or will be a valid and binding obligation of Charlotte and/or BEA, as applicable, enforceable against Charlotte and/or BEA, as applicable in accordance with its terms, subject as to enforcement only: (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally; and (ii) to general principles of equity. BEA and Charlotte have delivered or made available to Seller complete and correct copies of their Certificates of Incorporation, as amended to date, certified by the appropriate official of the jurisdiction of incorporation and their Bylaws, as amended to date. The Certificates of Incorporation of BEA and Charlotte are in full force and effect.

     4.2 NO VIOLATION. Neither the execution and delivery of this Agreement or other documents contemplated herein nor the consummation of the transactions contemplated hereby or thereby will violate any provisions of the Certificate of Incorporation or Bylaws of Charlotte or BEA, violate, or be in conflict with, or constitute a default, conflict or breach under or cause the acceleration of the maturity of any debt or obligation pursuant to, any agreement or commitment to which Charlotte or BEA is a party or by which Charlotte or bea is bound, or violate any Permit, statute or law or any judgment, decree, order, regulation, or rule of any court or governmental authority.

     4.3 CAPITALIZATION. As of September 9, 1998, the authorized capital stock of BEA consists of 80,000,000 shares of BEA Common Stock and 5,000,000 shares of preferred stock. As of September 9, 1998 (a) approximately 67,359,000 shares of BEA Common Stock were validly issued and outstanding, and (b) no shares of preferred stock were issued or outstanding. As of September 9, 1998: (x) 9,958,345 shares of BEA Common Stock are subject to issuance pursuant to outstanding options to purchase shares of BEA Common Stock; and (y) 2,533,847 shares of BEA Common Stock are reserved for future issuance pursuant to BEA's 1997 Employee Stock Purchase Plan. (Stock options granted by BEA pursuant to BEA's stock option plans are referred to in this Agreement as "BEA Options."). In addition, BEA has issued $250,000,000 in 4% Convertible Subordinated Notes Due June 15, 2005 (the "Notes"), the terms of which are set forth in the Offering Circular dated June 8, 1998, which Offering Circular has been provided to Seller. Except for the Notes, BEA Options and BEA's 1997 Employee Stock Purchase Plan (and rights related thereto), as of the date of this Agreement, there is no: (1) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of BEA; or (2) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of BEA. All of the issued and outstanding shares of BEA's capital stock are duly authorized and are validly issued, fully paid, nonassessable and free of pre-emptive rights. All outstanding shares of BEA Common Stock, the Notes and all outstanding BEA Options have been, and all shares of BEA Common Stock to be issued in connection with the transactions contemplated hereby will be, issued and granted in compliance with all applicable securities laws and other applicable legal requirements.

     4.4 SEC FILINGS; FINANCIAL STATEMENTS. BEA has delivered to Seller accurate and complete copies of any report, registration statement and definitive proxy statement filed by BEA with the Securities and Exchange Commission (the "SEC") since January 1, 1998 and will make available to Seller accurate and complete copies of all such registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed after the date of this Agreement and prior to the Effective Time (the "BEA SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed with the SEC have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (x) each of the BEA SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act") (as the case may be); and (y) none of the BEA SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements contained in the BEA SEC Documents: (x) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (y) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (z) fairly present, in all material respects, the consolidated financial position of BEA and its subsidiaries as of the respective dates thereof and the consolidated results of operations of BEA and its subsidiaries for the periods covered thereby. BEA has recognized revenues in accordance with GAAP and Statement of Position 91-1 entitled "Software Revenue Recognition," dated December 12, 1991, issued by the American Institute of Certified Public Accountants. For fiscal 1999, BEA has recognized revenue in accordance with GAAP and Statement of Position 97-2, as amended, ("SOP 97-2") and the adoption of SOP 97-2 will not have a material adverse impact on BEA's financial condition.

     4.5 VALID ISSUANCE. The BEA Common Stock to be issued by BEA pursuant to the transactions contemplated hereby will, when issued in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

     4.6 CONSENTS AND APPROVALS OF GOVERNMENT AUTHORITIES. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement or the other documents contemplated hereby by BEA or Charlotte and the consummation of the transactions contemplated hereby or thereby.

     4.7 CUSTOMERS. BEA does not know of any plan or intention of any of its customers and has not received any written threat or notice from any customer, that it intends to terminate or cancel its relationship with BEA or to decrease or limit its purchase of the services or products of BEA, except for such terminations, cancellations, or decreases or limitations that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of BEA.

     4.8 INTELLECTUAL PROPERTY. To BEA's knowledge, after reasonable inquiry, and except for matters that would not have a material adverse effect on the business, operations or financial condition of BEA, neither BEA TUXEDO nor any Intellectual Property owned by BEA exclusively or jointly with others infringes or misappropriates the Intellectual Property of any other Person.

     4.9 LITIGATION. BEA is not a party to any pending or, to BEA's knowledge after reasonable inquiry, threatened action, suit, arbitration, mediation, proceeding or investigation, at law or in equity or otherwise in, for or by any court or other governmental body or any arbitration, mediation or similar forum which if determined adversely to BEA would have a material adverse effect on its business, financial condition or results of operations.

     4.10 REPRESENTATIONS COMPLETE. The representations and warranties of Charlotte and BEA contained in this Article 4 do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make such representations and warranties, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE 5
                               SELLERS' COVENANTS

     5.1 ACCESS TO PROPERTIES AND RECORDS. Throughout the period between the date of this Agreement and the Closing Date, Seller shall give to BEA and BEA's authorized representatives reasonable access, during business hours, to its facilities, and shall provide BEA and its representatives with all records, documents and information reasonably required by BEA relating to Seller and/or the business of Seller. Without limiting the foregoing, BEA shall be permitted to interview during regular business hours such employees of Seller as BEA shall reasonably request of Seller, including any officers of Seller and any employees with substantial responsibility for any Seller Intellectual Property material to the business of Seller. BEA and BEA's authorized representatives shall not, without Seller's prior written consent contact any of Seller's customers, which consent shall not be unreasonably withheld.

     5.2 CONDUCT OF THE BUSINESS OF SELLER PRIOR TO CLOSING DATE. Between the date of this Agreement and the Closing, and except as otherwise required by this
Agreement:

          5.2.1 The business of Seller shall be operated in the ordinary course consistent with past practices and in a normal businesslike fashion (including, without limitation, its normal accounts receivable practice), and Seller shall take such actions as are in its business judgment reasonably necessary to facilitate a smooth transition of the control of operation of the business of Seller from Seller to BEA at the Closing. Seller shall use all commercially reasonable efforts to preserve and maintain the business of Seller and Seller's goodwill, including relationships with employees, suppliers and customers. In addition, Seller shall maintain records and books of account for the business of Seller consistent with past practices and in a normal businesslike fashion, and shall continue to carry all of the insurance for the business of Seller consistent with past practice.

          5.2.2 Seller shall not take (or permit to be taken) any action which would cause any material change in any of the items and matters covered by the representations and warranties set forth in Article 3, including, without limitation :

          (a) incurring or becoming subject to, or agreeing to incur or become subject to, any obligation or liability (absolute or contingent), except current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business consistent with past practices;

          (b) mortgaging, pledging or assuming any Lien, or agreeing to do so, in respect to any of its assets;

          (c) waiving or compromising any material rights or any material debt owed to Seller;

          (d) entering into any material transactions, other than in the ordinary course of bu siness consistent with past practices;

          (e) increasing the rate of compensation payable or to become payable to any employees;

          (f) terminating or amending any contract to which it is a party, unless terminated or amended in the ordinary course of business consistent with past practices and not material to the business of Seller;

          (g) introducing any new method of accounting with respect to the business of Seller or any of the assets or liabilities of Seller (assumed or not assumed) (including, without limitation, any change in depreciation or amortization policies or rates);

          (h) making any capital expenditures or entering into commitments for capital expenditures exceeding, in the aggregate, Fifty Thousand Dollars ($50,000);

          (i) without BEA's prior consent (which consent BEA shall not unreasonably withhold or delay), hiring or terminating employees;

          (j) issuing any shares of its capital stock or other securities or making any redemption or other acquisition of any capital stock of Seller or any declaration, setting aside, or payment of any dividend or distribution of any kind with respect to any shares of capital stock of Seller, except pursuant to the exercise of any outstanding Warrants and Options; or

          (k) commencing, settling or compromising any litigation, except those related to insured claims or arising in the ordinary course of business consistent with past practices.

     5.3 NO SOLICITATION. Seller will not (i) solicit or initiate discussions with any person, other than BEA, relating to the possible acquisition of Seller or all or a material portion of the assets or capital stock of Seller or any merger or other business combination with Seller or (ii) except to the extent reasonably required by fiduciary obligations under applicable law as advised in writing by independent legal counsel, participate in any negotiations regarding, or furnish to any other person information with respect to, any effort or attempt by any other person to do or to seek any such transaction. Seller agrees to inform BEA in reasonable detail within one business day of their receipt of any offer, proposal or inquiry relating to any such transaction.

     5.4 STOCKHOLDER CONSENT. Seller shall, in accordance with applicable law, solicit within 10 days after the date hereof, the approval of the holders of the requisite number of shares of Seller's capital stock required to approve this Agreement and the transactions contemplated hereby under applicable law. Without limiting the generality of the preceding sentence, the board of directors of Seller will recommend to Seller's stockholders a vote in favor of the adoption of this Agreement and the Merger unless the board of directors shall determine, based on the written opinion of counsel, that such recommendation will not be consistent with its fiduciary duty.

     5.5 SATISFACTION OF CONDITIONS Seller shall take or cause to be taken all actions within its power necessary to satisfy all conditions to BEA's obligations to close and consummate the transactions contemplated by this Agreement.

     5.6 CONSENTS. On or prior to the Closing Date, except with regard to any consents, which if not obtained by Seller would not have a material adverse effect on the business, operations or financial condition of Seller, Seller shall (a) notify all persons required to be notified pursuant to applicable law or any of the Permits or contracts to which Seller is a party of the transactions contemplated hereunder, in the form and manner required thereunder, and (b) use all commercially reasonable efforts to obtain the consent of all persons whose consent is required pursuant to applicable law or any of the Permits or contracts to which Seller is a party in connection with the consummation of the transactions contemplated hereby, in the form and manner required thereunder.

     5.7 NOTIFICATION OF CERTAIN MATTERS. Seller and BEA shall give prompt notice to the other party of the discovery of the occurrence or non-occurrence of any event which causes or is likely to cause any representation or warranty made by Seller herein to be untrue or inaccurate or any covenant, condition or agreement contained herein not to be complied with or satisfied (provided, however, that if such disclosure is made and the transactions contemplated hereby shall be consummated, such disclosure shall be deemed to (a) amend and modify the representations, warranties and covenants made by the disclosing party in or pursuant to this Agreement and (b) the recipient party shall be deemed to have waived all rights with respect to the breach thereof).

     5.8 AFFILIATE AGREEMENTS. Schedule 5 delivered by Seller to BEA concurrent
                               ----------
with the execution and delivery of the Agreement sets forth those persons who may be deemed "Affiliates" of Seller within the meaning of Rule 145 promulgated under the Securities Act. Seller shall provide BEA such information and documents as BEA shall reasonably request for purposes of reviewing such list. Seller shall use its best efforts to deliver or cause to be delivered to BEA, concurrently with the execution of this Agreement (and in each case prior to the Effective Time) from each of the Affiliates of Seller, an executed Affiliate Agreement in the form attached hereto as Exhibit 5.8. BEA and Charlotte shall be entitled to
                        -----------
place appropriate legends on the certificates evidencing any BEA Common Stock to be received by such Affiliates of Seller pursuant to the terms of such Affiliates Agreement, and to issue appropriate stop transfer instructions to the transfer agent for BEA Common Stock, consistent with the terms of such Affiliates Agreements.

     5.9 POOLING LETTERS. Seller shall use all reasonable efforts to cause to be delivered to BEA a letter dated the Closing Date of PricewaterhouseCoopers L.L.P., Seller's independent auditors, in substantially the form of such letter as delivered to BEA within two business days before the date of this Agreement to the effect that PricewaterhouseCoopers LLP agrees with the assertion of the management of Seller that the Merger qualifies for pooling of interest accounting treatment if consummated in accordance with this Agreement and in a form reasonably satisfactory to BEA and customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type.

                                   ARTICLE 6
                                BEA'S COVENANTS

     6.1  REGISTRATION STATEMENT.

          6.1.1 BEA shall use its best efforts to file or cause to be filed with the Commission on or prior to thirty (30) days from the Closing Date, a registration statement on Form S-3 (the "Registration Statement") to cover resales of the shares of BEA's Common Stock to be issued to the holders of Seller Stock pursuant hereto (the "Registered Shares"). BEA shall use all reasonable efforts to cause such Registration Statement to be declared effective as soon as practicable thereafter. BEA shall use all reasonable efforts to keep such Registration Statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for resales of the Registered Shares for a period ending one year from the Closing Date.

          6.1.2 BEA will bear the costs of all Registration Expenses. For the purposes hereof, "Registration Expenses" shall mean all expenses incident to BEA's preparation and filing of the Registration Statement, including, without limitation, all registration and filing fees, fees and expenses of compliance with federal securities laws or state blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians and fees and disbursements of counsel for BEA and all independent certified public accountants, and other persons retained by BEA.

          6.1.3 In connection with the registration and sale of the Registered Shares BEA will:

                (a) prepare and file with the SEC the Registration Statement as set forth above;

                (b) provide to each holder of Seller Stock a copy of the Registration Statement and related Prospectus, including each preliminary Prospectus, and each amendment and supplement thereto and any additional copies as such holder may reasonably request;

                (c) use its best efforts to register or qualify the Registered Shares under such other securities or blue sky laws of such jurisdictions as each holder of Seller Stock may reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable each holder of Seller Stock to consummate the disposition in such jurisdictions of the Registered Shares owned by such holder; provided, however, that BEA will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction;

                (d) upon the occurrence of any event that would cause the Registration Statement (i) to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) to be not effective and useable for resale of the Registered Shares during the period that such Registration Statement is required to be effective and useable, BEA upon knowledge of such an event, shall as promptly as practicable file an amendment to the Registration Statement, in the case of clause (i), correcting any such misstatement or omission, and, in the case of either clause (i) or (ii), use its best efforts to cause such amendment to be declared effective and such Registration Statement to become useable as soon as practicable thereafter;

                (e) notwithstanding anything to the contrary in Section 6.1.3, BEA may prohibit offers and sales of the Registered Shares pursuant to the Registration Statement at any time if (i) it is in possession of material non-public information, (ii) the Board of Directors of BEA determines based on advice of counsel that such prohibition is necessary in order to avoid a requirement to disclose such material non-public information, (iii) the Board of Directors of BEA determines in good faith that disclosure of such material non-public information would not be in the best interests of BEA and its stockholders, and (iv) BEA imposes similar restrictions on the sale or purchase of any capital stock of BEA on any officer and director of BEA (the period during which any such prohibition of offers and sales of Registered Shares pursuant to the Registration Statement is in effect pursuant to this subparagraph (e) is referred to herein as a "Suspension Period"). A Suspension Period shall commence on and include the date on which BEA provides written notice to holders of Seller Stock covered by the Registration Statement that offers and sales of Registered Shares cannot be made thereunder in accordance with this Section 6.1.3 and shall end two business days after the earlier to occur of (x) the date on which such material information is disclosed to the public or ceases to be material or BEA is able to so comply with its disclosure obligations and SEC requirements, or (y) 43 days after written notice is provided by BEA to the holders of Seller Stock of such Suspension Period. Each notice shall state to the extent, if any, as is practicable, an estimate of the expected duration of the Suspension Period;

                (f) each holder of Seller Stock shall furnish to BEA such information regarding the distribution of its Registered Shares as is required by law to be disclosed in the

Registration Statement (the "Requisite Information") prior to effecting any sale pursuant to such Registration Statement. Each holder of Seller Stock as to which any Registration Statement is being effected agrees prior to effecting any sale of the Registered Shares thereunder to furnish promptly to BEA all information required to be disclosed in order to make any Requisite Information previously furnished to BEA by such holder of Seller Stock not materially misleading or necessary to cause such Registration Statement not to omit a material fact with respect to such holder of Seller Stock necessary in order to make the statements therein not misleading;

                (g) each holder of Seller Stock agrees that, upon receipt of any notice from BEA of the existence of any fact of the kind described in subparagraphs 6.1.3(d) or 6.1.3(e) hereof (an "Amendment Notice"), such holder of Seller Stock will forthwith discontinue disposition of Registered Shares pursuant to the Registration Statement until such holder's receipt of (i) copies of the supplemented or amended Prospectus contemplated by subparagraphs 6.1.3(b) and 6.1.3.(d) hereof, or until counsel for BEA shall have determined that such disclosure is not required due to subsequent events, (ii) notice in writing from BEA that the use of the Prospectus may be resumed or (iii) copies of any additional or supplemental filings with respect to the Prospectus, or until the expiration of the Suspension Period. In the event BEA shall give any such notice, the time period regarding the filing of the Registration Statement set forth in subparagraph 6.1.1 hereof shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to subparagraph 6.1.3(e) hereof to and including the date when each holder of Seller Stock covered by such Registration Statement shall have received the copies of the supplemented or amended Prospectus contemplated by this subparagraph 6.1.3(g); and

                (h) BEA agrees to use its best efforts to cause the Registered Shares covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the holders of Seller Stock to consummate the disposition of such Registered Shares, subject to the proviso contained in subparagraph 6.1.3.(c) above, and cause all Registered Shares to be listed on each securities exchange or national quotation system on which BEA's Common Stock is then listed.

          6.1.4 INDEMNIFICATION.

                (a) BEA agrees to indemnify, to the extent permitted by law, each holder of Seller Stock and their underwriter, if any, their directors, officers and each Person who controls such holder or such underwriter (within the meaning of the Security Act) against all losses, claims, damages, liabilities and expenses including, without limitation, reasonable attorneys' fees, caused by any untrue or alleged untrue statement of material fact contained in the Registration Statement, any prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to BEA by such holder expressly for use therein or failure to deliver a copy of the Registration Statement or prospectus or any amendments or supplements thereto.

                (b) In connection with the Registration Statement, each holder of Registered Shares will furnish to BEA in writing such information and affidavits as BEA reasonably requests for use in connection with the Registration Statement or prospectus contained therein and, to the extent permitted by law, will indemnify BEA, its directors and officers, such holders' underwriters, if any, and each person who controls BEA or such underwriter (within the meaning of the Securities Act) against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable attorneys' fees, caused by any untrue or alleged untrue statement of material fact contained in the Registration Statement, any prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, insofar as such losses, claims, damages, liabilities and expenses are caused by any such untrue statement or omission or alleged untrue statement or omission furnished in writing to BEA for use therein by such holder or such holder's failure to provide the prospective purchaser with a copy of the current prospectus (a "Holder's Error"); provided, however, that the obligation to indemnify will be several, not joint and several among the holders of Seller Stock, and the liability of each holder for any Holder's Error will be limited to the net amount received by such holder of Seller Stock from the sale of Registered Shares pursuant to the Registration Statement.

     6.2 CONSENTS. On or prior to the Closing Date, Charlotte and BEA shall (a) notify all persons required to be notified by Charlotte or BEA pursuant to applicable law of the transactions contemplated hereby, in the form and manner required thereunder, and (b) use all commercially reasonable efforts to obtain the consent of all persons whose consent is required to be obtained by Charlotte or BEA pursuant to applicable law in connection with the consummation of the transactions contemplated hereby, in the form and manner required thereunder.

     6.3 ADVICE OF DEVELOPMENTS. BEA shall have continuing obligations after the date of this Agreement through the Closing Date to advise Seller of any event, fact or circumstance which has a material adverse effect on the business, operations or financial condition of BEA.

     6.4 POOLING LETTERS. BEA shall use all reasonable efforts to cause to be delivered to BEA a letter dated the Closing Date of Ernst & Young LLP, BEA's independent auditors, in substantially the form of such letter as delivered to BEA within two business days before the date of this Agreement regarding such firm's concurrence with BEA's management's conclusions as to the appropriateness of pooling of interest accounting for the Merger under APB 16, if consummated in accordance with this Agreement. Such letter is to be in a form reasonably satisfactory to Seller and customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type.

     6.5 AFFILIATE AGREEMENTS. Schedule 6.5 delivered by BEA to Seller
                               ------------
concurrent with the execution and delivery of the Agreement sets forth those persons who may be deemed "Affiliates" of BEA within the meaning of Rule 145. BEA shall provide Seller such information and documents as Seller shall reasonably request for purposes of reviewing such list. BEA shall use its best efforts to deliver or cause to be delivered to Seller, concurrently with the execution of this Agreement (and in each case prior to the Effective Time) from each of the Affiliates of BEA, an executed Affiliate Agreement in the form attached hereto as Exhibit 6.5.
                   -----------

     6.6 S-8 REGISTRATION STATEMENT. BEA agrees that within thirty (30) days after the Closing Date it will cause to be filed one or more registration statements on Form S-8 under the Securities Act, or amendments to its existing registration statements on Form S-8 or amendments to such other registration statements as may be available, in order to register the Common Stock of BEA issuable upon exercise of the converted Employee Options.

                                   ARTICLE 7
                             CONDITIONS TO CLOSING

     7.1 CONDITIONS TO BEA'S OBLIGATION TO CLOSE. BEA's obligations to consummate the transactions contemplated by this Agreement shall be subject to the full satisfaction of the following conditions, each of which conditions may be waived in writing by BEA:

          7.1.1 INSTRUMENTS. Seller and Seller's Representative (as defined in the Escrow Agreement) (in the case of the Escrow Agreement) shall have executed and delivered to BEA the Merger Documents, the Escrow Agreement, if applicable, and any and all other documents reasonably required by BEA to effect the transactions contemplated hereby.

          7.1.2 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Seller contained in this Agreement shall be true in all material respects at the Closing as though made at such time except for any changes in the ordinary course of business.

          7.1.3 PERFORMANCE OF COVENANTS. Seller shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date in all material respects.

          7.1.4 CERTIFICATE. Seller shall have delivered to BEA a certificate executed by its chief executive officer certifying as to (a) Seller's satisfaction of the conditions set forth in Sections 7.1.2 and 7.1.3 above and
(b) the results of the vote by Seller's stockholders to approve the transactions contemplated hereby pursuant to Section 5.4.

          7.1.5 NO MATERIAL CHANGES. There shall not have been any material adverse change in the assets, liabilities, business, operations or financial condition of Seller from the date hereof to the Closing Date, nor shall there exist any condition which could reasonably be expected to result in such a material adverse change, provided, however, that any material adverse change
                         -----------------
that results from general economic, business or industry conditions or the announcement of the transaction contemplated hereby shall be disregarded for the purposes of this Section 7.1.5.

          7.1.6 CONSENTS. All consents or approvals required for the consummation of the transactions contemplated hereby, including any required consents of the parties to any contract to which Seller is a party, shall have been obtained, except any consents, which if not obtained by Seller would not have a material adverse effect on the business, operations or financial condition of Seller.

          7.1.7 OPINION. Seller shall have delivered to BEA an opinion of its counsel in form attached hereto as Exhibit 7.1.7.

          7.1.8 STOCKHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been duly approved and adopted by the requisite vote of the stockholders of Seller pursuant to the DGCL.

          7.1.9 LETTER FROM ACCOUNTANTS. Seller shall have received a letter from PricewaterhouseCoopers L.L.P., independent auditors, in substantially the form previously delivered pursuant to Section 5.9

          7.1.10 NON-COMPETITION AND NON-SOLICITATION AGREEMENTS. The employees of Seller set forth on Schedule 7.1.10 shall have entered into non-competition
                       ---------------
and non-solicitation agreements substantially in the respective forms attached hereto as Exhibit 7.1.10.
          --------------

          7.1.11 OFFER LETTERS. Each of the persons listed on Schedule 7.1.11 and not less than ninety percent (90%) of the employees of Seller listed on Annex B of the Seller Disclosure Schedule and who received offer letters on September 24, 1998 shall have accepted employment with BEA in accordance with the terms of such offer letters.

          7.1.12 LESS THAN TEN PERCENT (10%) EXCLUDED SHARES. The aggregate amount of cash required to be paid on account of all Excluded Shares and with respect to any cash payments for fractional Seller shares of BEA in accordance with this Agreement plus the value of any treasury stock of Seller, shall not exceed ten percent (10%) of the value (determined in accordance with APB Opinion No. 16) of the Consideration.

          7.1.13 CONVERSION OF PREFERRED STOCK. All holders of outstanding shares of Seller Preferred Stock shall have elected to convert all such shares held thereby into shares of Seller Common Stock and all outstanding shares of Seller Preferred Stock shall have been converted into Seller Common Stock, effective immediately prior to the Closing in accordance with the terms of Seller's Certificate of Incorporation.

     7.2 CONDITIONS TO SELLER'S OBLIGATIONS AT THE CLOSING. Seller's obligations to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, each of which conditions may be waived in writing by Seller:

          7.2.1 INSTRUMENTS. BEA and/or Charlotte, as applicable, shall have executed and delivered to Seller the Merger Documents, the Escrow Agreement and any and all other documents reasonably required by Seller to effect the transactions contemplated hereby.

          7.2.2 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Charlotte and BEA contained in this Agreement shall be true in all material respects at the Closing as though made at such time, except for any changes in the ordinary course of business.

          7.2.3 PERFORMANCE OF COVENANTS. Charlotte and BEA shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date in all material respects.

          7.2.4 CERTIFICATE. BEA shall have delivered to Seller a certificate executed by an officer of BEA certifying as to BEA's and Charlotte's satisfaction of the conditions set forth in Sections 7.2.2 and 7.2.3.

          7.2.5 OPINION. BEA shall have delivered to Seller an opinion of its counsel in form attached hereto as Exhibit 7.2.5.

          7.2.6 LETTER FROM ACCOUNTANTS. BEA shall have received a letter from Ernst & Young LLP, independent auditors, in substantially the form previously delivered pursuant to Section 6.4.

                                   ARTICLE 8
          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     8.1 SURVIVAL. The representations and warranties of Seller contained in this Agreement or in any document, certificate or schedule or instrument contemplated hereby or delivered pursuant hereto, shall survive the Closing Date until the date (the "Expiration Date") that is the earlier of (i) one (1) year from the Effective Time or (ii) the date upon which the financial statements for BEA's fiscal year ended January 31, 1999 are publicly issued by BEA. The representations and warranties of Charlotte and BEA contained in this Agreement or in any document, certificate or instrument contemplated hereby or delivered pursuant hereto, shall survive the Closing Date until the Expiration Date.

     8.2 SELLER'S INDEMNITY. Seller shall indemnify, defend, protect and hold harmless BEA (and BEA's Subsidiaries and Affiliates and their respective officers, directors, stockholders, employees and agents) from and against any and all losses, costs, expenses, liabilities, obligations, claims, demands, causes of action, suits, settlements and judgments of every nature, including the costs and expenses associated therewith and reasonable attorneys', consultants' and witness fees incurred in connection therewith ("BEA's Damages"), which arise out of: (i) the breach by Seller prior to the Closing Date of any representation or warranty made by Seller under this Agreement or any schedule, exhibit or certificate delivered by Seller pursuant to this Agreement; (ii) the non-performance by Seller, partial or total, prior to the Closing Date of any covenant made by Seller pursuant to this Agreement or schedule, exhibit or certificate delivered by Seller pursuant to this Agreement; or (iii) [the conduct of the business of Seller prior to the Closing Date in breach of any covenant set forth in Article 5 hereof].

     8.3 BEA'S INDEMNITY. Charlotte and BEA shall, jointly and severally, indemnify, defend, protect and hold harmless Seller (and Seller's Affiliates and their respective officers, directors, stockholders, employees and agents) from and against any and all losses, costs, expenses, liabilities, obligations, claims, demands, causes of action, suits, settlements and judgments of every nature, including the costs and expenses associated therewith and reasonable attorneys', consultants' and witness fees incurred in connection therewith ("Seller's Damages"; and when used together with or in the alternative to BEA's Damages, "Damages"), which arise out of: (i) the breach by Charlotte or BEA of any certification, representation or warranty made by Charlotte or BEA pursuant to this Agreement or any schedule, exhibit or certificate delivered by Charlotte or BEA pursuant to this Agreement or (ii) the non-performance, partial or total, of any covenant made by Charlotte or BEA pursuant to this Agreement required to be performed prior to the Closing or any document or certificate delivered by Charlotte or BEA pursuant to this Agreement.

     8.4 OTHER REMEDIES. The rights of indemnification of an Indemnitee shall be limited to the provisions of this Article, and the provisions of this Article shall be exclusive of any other indemnification provided for under this Agreement and any other rights or remedies at law or in equity which may accrue to an Indemnitee.

     8.5 LIMITATIONS ON INDEMNIFICATION. Notwithstanding the foregoing, the right to indemnification under this Section 8 shall be subject to the following terms:
          (a) Subject to Section 10.5, no indemnification shall be payable pursuant to Section 8.2 or Section 8.3 unless and until the amount of all claims for indemnification pursuant to the applicable Section exceeds $200,000 in the aggregate and such indemnification shall be payable only to the extent such claims exceed such amount as determined in the Escrow Agreement.

          (b) No indemnification shall be payable pursuant to Section 8.2 or
Section 8.3 after the Expiration Date, except with respect to claims made prior to the Expiration Date, but not resolved by the Expiration Date. Subject to the foregoing, the representations and warranties contained herein or in any certificate delivered pursuant hereto shall expire at the close of business on the Expiration Date.

          (c) All indemnification claims under Section 8.2 shall be satisfied in full from the shares or cash held pursuant to the Escrow Agreement and no person shall have any right to recovery from any person who was a holder of Seller Stock immediately prior to the Effective Time. Without limitation of the foregoing, the maximum liability of any former holder of Seller Stock for any breach of a representation, warranty or covenant of Seller shall be limited to those shares in which such holder has an interest that are held pursuant to the Escrow Agreement.

          (d) The limitations of Section 8.5(a), (b) and (c) shall not apply in the case of a fraudulent or intentional misrepresentation or breach by any party, but no person shall be liable for any such misrepresentation or breach by any other person (except to the extent of its share of the shares held under the Escrow Agreement if such misrepresentation or breach is by Seller).

          (e) In determining the amount of any indemnity, there shall be taken into account any tax benefit, insurance proceeds or other similar recovery or offset realized, directly or indirectly, by the party to be indemnified.

                                   ARTICLE 9
                                  TERMINATION

     9.1 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing:

          9.1.1 by mutual written agreement of Seller and BEA; or

          9.1.2 by either Seller or BEA if the Merger shall not have been consummated on or before September 30, 1998 (other than as a result of a failure by such party to comply with its obligations under this Agreement); or

          9.1.3 by BEA in the event of the Seller's material breach of any of its covenants, representations or warranties under this Agreement; or

          9.1.4 by Seller in the event of BEA's or Charlotte's material breach of any of their respective covenants, representations or warranties under this Agreement.

     9.2 EFFECT OF TERMINATION. If this Agreement is terminated as permitted by
Section 9.1, except as set forth in the next sentence, the parties hereto shall have no further obligations to each other, provided that no such termination shall impair, limit or affect, in any manner, any liability of any party hereto for any breach of any covenant, representation or warranty set forth in this Agreement, accrued as of the date of such termination. The provisions of Sections 8, 10.1, 10.2, 10.5, 10.7, 10.8, 10.11, 10.12 and 10.18 shall survive any termination hereof pursuant to Section 9.1.

                                  ARTICLE 10
                                 MISCELLANEOUS

     10.1 ANNOUNCEMENTS. Each of Seller, BEA and Charlotte agree not to make any press release or other public announcements regarding this Agreement without the other party's prior consent, unless reasonably required by applicable law, in which case prompt notice of such announcement shall be given to the other party.

     10.2 FINDERS AND BROKERS. Each party hereby represents and warrants to the others that neither it nor its representatives have taken, nor will they take, any action that would cause the other parties hereto to have any obligation or liability to any person for or made any arrangements for the payment of any finders' fees, brokerage fees, agents' commissions, or like payments in connection with the transactions contemplated hereby. Each party shall indemnify and hold harmless the others from any claim that is asserted by any person for a finder's fee or like payment with respect to this Agreement arising from any act, representation or promise of the indemnifying party or its representative.

     10.3 AMENDMENT. Subject to applicable law, this Agreement may only be amended or supplemented by written agreement of Seller, Charlotte and BEA.

     10.4 WAIVER OF COMPLIANCE. Except as set forth in Section 5.7, any failure of Seller, on the one hand, or BEA, on the other, to comply with any provision of this Agreement may be expressly waived in writing by BEA or Seller, respectively, but such waiver or failure to insist upon strict compliance with such provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

     10.5 EXPENSES. At Closing, each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated; provided, however, that if the Merger is consummated such fees and expenses billed to or incurred by Seller in connection with this Agreement and the transactions contemplated hereby shall be borne by BEA provided however, that to the extent that such fees and expenses of Seller exceed $100,000, BEA shall be entitled to deduct the full amount of such excess from the Escrowed Shares that number of shares with a value equal to such amount as calculated pursuant to the terms of the Escrow Agreement, notwithstanding any other provision therein and herein, including Section 8.5 hereof.

     10.6 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of each party contained herein shall not be deemed waived or otherwise affected by any investigation made by or on behalf of the other party and such representations and warranties shall survive the Closing and the consummation of the Merger contemplated hereby as provided in
Article 8. All statements contained in this Agreement or in any schedule, exhibit, certificate, list, or other document delivered pursuant hereto shall be deemed representations or warranties, as the case may be (as such terms are used in this Agreement), of the party making such statements.

     10.7 NOTICES. All notices, demands, and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand, against receipt, or mailed, postage prepaid, certified or registered mail, return receipt requested, and addressed as follows:

               To Seller at:

               WebLogic, Inc.
               550 California Street
               Suite 900
               San Francisco, CA 94104
               Attn:  Ali R. Kutay

               With a copy to:

               Cooley Godward LLP
               One Maritime Plaza
               20th Floor
               San Francisco, CA 94111
               Attn:  Jeffrey S. Zimman

               To BEA at:

               BEA Systems, Inc.
               2315 North First Street
               San Jose, CA 95131
               Attn:  Steve L. Brown


               With a copy to:

               Morrison & Foerster LLP
               755 Page Mill Road
               Palo Alto, California 94304-1018
               Attn.:  Michael C. Phillips

     Notice of change of address shall be effective only when done in accordance with this Section. All notices complying with this Section shall be deemed to have been received on the date of delivery or on the third business day after mailing.

     10.8 ASSIGNMENT; SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, each party agrees that it will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any right or obligation under this Agreement. Any purported assignment, transfer, or delegation in violation of this Section shall be null and void. Subject to the foregoing limits on assignment and delegation, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Except for those enumerated above, this Agreement does not create, and shall not be construed as creating, any rights or claims enforceable by any person or entity not a party to this Agreement.

     10.9 GOVERNING LAW. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of Delaware.

     10.10 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.11 HEADINGS. The headings of the Sections and Articles of this Agreement and Table of Contents are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement.

     10.12 ENTIRE AGREEMENT. The parties intend that the terms of this Agreement, including the Seller Disclosure Schedule and other documents referred to herein, shall be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

     10.13 SELLER DISCLOSURE SCHEDULE. The Seller Disclosure Schedule shall be divided into sections corresponding to the sections of this Agreement. Disclosure in any section of the Seller Disclosure Schedule shall constitute disclosure for purposes of all sections of the Agreement.

     10.14 PERFORMANCE BY BEA. BEA shall cause Charlotte to perform all of its covenants and obligations hereunder.

     10.15 SEVERABILITY. If any provision of this Agreement, or the application thereof to any Person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other Persons, places, and circumstances shall remain in full force and effect.

     10.16 RULES OF CONSTRUCTION. The parties acknowledge that each party has read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement.

10.17 ADDITIONAL DOCUMENTS. Each of the parties agree, without further consideration, to execute and deliver such other documents and take such further action as may be reasonably required to effectuate the provisions of this Agreement.

     10.18 ATTORNEY'S FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorney's fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     10.19 EXHIBITS. All Exhibits attached hereto shall be deemed to be a part of this Agreement and are fully incorporated in this Agreement by this reference.

10.20 CERTAIN DEFINITIONS.

     "Affiliate" or "Associate" shall have the meaning assigned thereto in Rule
      ---------      ---------
405, as presently promulgated under the Securities Act of 1933, as amended.

     "Intellectual Property" shall mean any trademark, copyright, service mark,
      ---------------------
trade name, patent, maskworks, inventions, trade secrets, know-how, processes, manufacturing or marketing procedures, net lists, documentation, schematics, technology, algorithms, computer software programs or applications (in both source code and object code form), and tangible and intangible proprietary information or material (including any registrations or applications for registration of any of the foregoing).

     "Person" shall include any individual, partnership, joint venture,
      ------
corporation, trust, unincorporated organization, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary, or other capacity.

     "Year 2000 Compliant" means that the software containing or calling on a
      -------------------
calendar function (including, without limitation, any function indexed to the CPU clock and any function providing specific dates or days, or calculating spans of dates or days), records, stores, processes provides, and, where appropriate, inserts true and accurate dates and calculations for dates and spans including January 1, 2000 (provided that any date data supplied by the user or by another system is in the proper format).

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Reorganization as of the date first written above.

WEBLOGIC, INC.                     CHARLOTTE ACQUISITION CORP.



By ___________________________     By ___________________________

Title ________________________     Title ________________________



BEA SYSTEMS, INC.


By ___________________________

Title ________________________

     The schedules and exhibits to the Agreement listed below have been omitted from this Exhibit 2.1. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

                         LIST OF SCHEDULES AND EXHIBITS


        SCHEDULE        NAME
        --------        ----
          1.4           List of Officers of Surviving Corporation
          2.2.1         Allocation of Shares to Holders of Seller Stock
          3             Seller Disclosure Schedule
          5             List of Seller Affiliates
          6.5           List of BEA Affiliates
          7.1.10        List of Seller Employees to Enter Into Non-Competition
                        Agreements
          7.1.11        Offer Letter Designees


        EXHIBIT         NAME
        -------         ----
          2.2.4         Form of Escrow Agreement
          5.8           Form of Seller Affiliates Agreement
          6.5           Form of BEA Affiliates Agreement
          7.1.7         Form of Opinion--Counsel for Seller
          7.1.10        Form of Non-Competition Agreement
          7.2.5         Form of Opinion--Counsel for BEA